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                                                                  Exhibit 23.1


                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-2 of PennFirst Bancorp, Inc. and the related Prospectus of our report dated January 23, 1997, with respect to the consolidated financial statements of PennFirst Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, which report is included in the Annual Report to Stockholders which is incorporated by references in the Annual Report on Form 10-K filed by PennFirst Bencorp. Inc. for the year ended December 31, 1996, and to the reference to our firm under the heading "Experts" in the Registration Statement and the related Prospectus.

                                                  /s/KPMG PEAT MARWICK LLP



Pittsburgh, Pennsylvania
November 7, 1997